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Contact:                                                      Hold For Release
                                                              July 29, 1998


Craig T. Sheetz, Sygnet
Vice President, Chief Financial Officer
330-565-9504

Bruce Knooihuizen, Dobson
Chief Financial Officer
405-391-8308

                    Sygnet Wireless Agrees to be Acquired by

                        Dobson Communications Corporation

Canfield, OH - July 29, 1998 - Sygnet Wireless, Inc., announced today it has signed an agreement to be acquired through a merger with a subsidiary of Dobson Communications Corporation.

Under terms of the agreement, Sygnet shareholders will receive $337.5 million or $34.51 per share on a fully diluted basis. Dobson will assume all of Sygnet's long term debt which totaled approximately $310 million at June 30th.

The agreement is subject to shareholder and regulatory approvals and is expected to close in the fourth quarter of 1998. Lehman Brothers represented Sygnet Wireless in the transaction. Dobson was represented by Morgan Stanley Dean Witter.


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"Dobson Communications is a top quality company which will continue Sygnet's commitment to growth in the competitive climate of telecommunications," Sygnet Chairman Warren P. Williamson, III, said. "Our employees and the communities we serve will benefit from the strength of the merged organizations."

"This agreement maximizes the value for our shareholders and ensures Sygnet customers will continue to receive outstanding service," Sygnet President and CEO Bert Pharis said.

Sygnet Wireless, Inc. owns and operates cellular systems under the Cellular One and Wilcom Cellular trade names, covering a total estimated population of approximately 2.4 million people in Ohio, Pennsylvania and New York. All of the company's systems are affiliates of the North American Cellular Network. The company is privately owned and is headquartered in Canfield, Ohio.

"With this agreement, we are combining two well managed cellular companies into a much larger and more efficient operation which together will have 5.1 million pops and had 258,000 subscribers as of March 31," said Dobson Chairman and CEO Everett R. Dobson. "Additionally, we are pleased to announce Sygnet President and CEO Bert Pharis will join Dobson Communications as a strategic advisor and member of the company's board of directors."


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Dobson Communications is a closely held telecommunications provider based in
Oklahoma City. The acquisition of Sygnet will expand Dobson's wireless footprint to 10 states: Oklahoma, Texas, Kansas, Missouri, California, Arizona, Pennsylvania, Maryland, Ohio and New York.

Dobson markets wireless services under the licensed trade names of Cellular One, AirTouch Cellular and Dobson Cellular Systems.

In addition, Dobson provides wireline telecommunications service under the names Logix Communications, American Telco, Dobson Telephone, McLoud Telephone and Dobson Fiber.